Exhibit 10.7
SETTLEMENT AGREEMENT & GENERAL RELEASE

This Settlement Agreement & General Release (this "Agreement") is entered into by and between you, OSCAR ALBERTO SCHMIDT, and METLIFE GROUP, INC. ("MetLife" or the "Company"). The abovenamed are hereinafter individually referred to as a "Party" and collectively as the "Parties." This Agreement shall be effective on the latest date signed below (the "Effective Date"). It is fully agreed and understood as follows:

WHEREAS, you were employed by Metropolitan Life Seguros de Vida S.A. ("MetLife Argentina")
from September 15, 1994 to January 31, 2007; and

WHEREAS, on or about February l, 2007 (the "Employment Transfer Date"), your employment was transferred to MetLife; and

WHEREAS, as of the Employment Transfer Date, you ceased participation in any and all pension and other employee benefit plans of MetLife Argentina and became a participant in MetLife's employee benefit plans, programs and arrangements applicable to employees at your level; and

WHEREAS, MetLife sponsors the Metropolitan Life Retirement Plan for United States Employees
("MetLife Retirement Plan") and MetLife Auxiliary Pension Plan; and

WHEREAS, as of the Employment Transfer Date, specifically, you became eligible to participate in the MetLife personal retirement account formula under the MetLife Retirement Plan ("MetLife PRA Formula") and the MetLife personal retirement account formula under the MetLife Auxiliary Pension Plan ("MetLife Auxiliary PRA Formula"); and

WHEREAS, as of the Employment Transfer Date, you were not eligible to participate in the MetLife traditional defined benefit formula under the MetLife Retirement Plan ("MetLife Traditional Formula") or the MetLife traditional defined benefit formula under the MetLife Auxiliary Pension Plan ("MetLife Auxiliary Traditional Formula") as participation in such formulas under the MetLife Retirement Plan and MetLife Auxiliary Pension Plan was no longer available to individuals who were hired by, rehired by or transferred to MetLife on or after January 1, 2002; and

WHEREAS, you have raised issues with MetLife's Human Resources Department with respect to your eligibility to receive benefits under the MetLife Traditional Formula and MetLife Auxiliary Traditional Formula and the Company has rejected such claims (collectively referred to for ease of reference as the "Benefits Dispute"); and

WHEREAS, the Parties, after discussion, have decided to resolve all outstanding issues and claims to avoid potential protracted and expensive litigation; and

WHEREAS, in exchange for certain promises and payments to be made under this Agreement (and spelled out below), you wish to enter into this Agreement and agree to be bound by all of the terms and conditions contained herein.

NOW, THEREFORE, the Parties agree as follows:

1.As a material inducement to MetLife to enter into this Agreement, you agree for yourself and your relatives, heirs, executors, administrators, successors, and assigns that you hereby fully and forever release and discharge each and every company within the MetLife, Inc. corporate structure (including MetLife and MetLife Argentina), its and their parents, subsidiaries, affiliates, and agents and their past, present, and future directors, officers, and employees, agents, representatives, employee benefits plans or funds and the fiduciaries thereof, successors, and assigns, from any and all claims, charges, demands, actions, liability, damages, sums of money, back pay, attorneys' fees, or rights of any and every kind or nature, accrued or unaccrued, which you ever had, now have or may have, whether known or unknown, against any MetLife family of company (regardless of location) arising out of any act, omission, transaction, or occurrence up to

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and including the date you execute this Agreement including, but not limited to, (i) any claim arising out of or related to your employment by MetLife Argentina and MetLife (including the transfer of your employment to MetLife from MetLife Argentina), (ii) any claims for benefits under the MetLife Traditional Formula and/or the MetLife Auxiliary Traditional Formula, (iii) any claim for a retroactively increased MetLife PRA Formula benefit or MetLife Auxiliary PRA Formula benefit, such benefit amounts hereby acknowledged to be $150,064.84 and $355,685.47, respectively, as posted on the participant access website as of October 31, 2013, (iv) any alleged violations of any Argentina, United States or other federal, central or state law, rule or regulation or any employee relations statute, executive order, law, or ordinance, (v) any alleged violations of any duty or other employment-related obligation or other obligations arising out of contract, tort, tortious course of conduct, libel or slander, defamation, public policy, law, or equity, (vi) any claim on your behalf in any action brought by any administrative agency or other party (including claims for damages, in whatever form, (vii) any expectation, anticipation, right, or claim to incentive compensation under any MetLife family of companies incentive or long-term compensation plans and (viii) any claims you may have under the laws of the United States, Argentina or any other applicable local, regional or other statute, rule, regulation, law or ordinance, all of which are hereby expressly and irrevocably waived.

2.In consideration for the release set forth in Paragraph 1 of this Agreement and the other promises and terms contained in this Agreement, MetLife agrees to credit the sum of $400,000 (the Settlement Payment") into your individual account under the Executive Deferred Compensation Plan for Oscar Schmidt ("Schmidt Deferred Compensation Plan"). For the avoidance of doubt, all amounts referenced in this Agreement are expressed in United States Dollars. The Settlement Payment will be credited within ten (10) business days following the Effective Date of this Agreement, and such amount once credited shall be subject to the strict terms and conditions of the Schmidt Deferred Compensation Plan.

The Parties understand and agree that the Settlement Payment referenced above exceeds any sums to which you would otherwise be entitled under any policy, plan, and/or program/procedure or any agreement with MetLife relating to the Benefits Dispute, and that the Settlement Payment represents full and complete consideration for the release and waiver you are giving MetLife in this Agreement. Further, neither this Agreement nor the Settlement Payment (or any other payment and/or benefits payable under this Agreement) in any way constitute an admission on the part of MetLife as to the violation of any law or obligation to you, including with respect to the MetLife Traditional Formula, MetLife Auxiliary Plan and/or the MetLife Retirement Plan as a whole.

Except as expressly set forth herein, nothing contained in this Agreement shall be construed as impacting your rights to benefits under the MetLife PRA Formula or the MetLife Auxiliary PRA Formula, and at all times, the terms and conditions of such MetLife PRA Formula and MetLife Auxiliary PRA Formula shall govern.

3.As a further inducement for MetLife to enter into this Agreement, you acknowledge that during the course of your employment with the Company you have and will continue to come to obtain knowledge of trade secrets, know-how, business information and other confidential information relating to the Business (as defined below) of the Company and its affiliated companies and their customers and employees and as a result, you agree to be bound by the following restrictions in order to safeguard the goodwill, client/customer/supplier connections and stability of the workforce of the Company (as defined below) and the affiliated companies, all of which shall supplement your obligations pursuant to the terms of any restrictive covenant agreement or provision (whether as a separate agreement or incorporated into another agreement, including the Agreement to Protect Corporate Property). Specifically,

a.
You will not without the prior written consent of an Executive Vice President of MetLife, Inc. (or his or her designee) during the period of eighteen (18) months following the termination of your employment with any MetLife family of company (the "Termination Date") (i) canvass or solicit or endeavour to canvass or solicit away from the Company or any Associated Company in competition therewith the custom or business of any person, firm or company which is at, or was at any time during the twelve (12) months prior to the Termination Date a client or customer of the Company or of any Associated Company with whom or which you had contact or business dealings during the course of your employment in that twelve-month period or in

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relation to whose requirements you had knowledge of a material kind, (ii) entice, solicit or endeavour to entice or solicit away any managerial person who is employed or engaged by the Company or any Associated Company as an employee, director or executive or in any other capacity in which he or she obtained confidential information relating to the Company and/or any Associated Company and with whom you had dealings or over whom you exercised control during the course of your employment and (iii) interfere or seek to interfere with the supply to the Company or any Associated Company of any goods or services by any supplier who, during the twelve (12) months prior to the Termination Date, supplied goods or services to the Company or any Associated Company, being a supplier of goods or services with whom during the twelve (12) month period immediately prior to the Employment Termination Date you had contact or business dealings of a material kind during the course of your employment, nor will you interfere or seek to interfere with the continuance of such supply or the terms on which such supply has during such period as stated above been made. For purposes of this Paragraph, the term "Business" means the business of the provision of life insurance and assurance products or any part of it carried on by the Company or any affiliated company as of the Effective Date of this Agreement in respect of which you were concerned or involved to any material extent at any time during the twelve-month period immediately prior to the Effective Date of this Agreement, and the term "Associated Company" means any affiliate of MetLife, MetLife Argentina and/or MetLife, Inc.

b.
You will not during the term of your employment and/or after the Termination Date directly or indirectly make any disparaging remarks or statements regarding MetLife or any Associated Company and their officers or employees, or otherwise engage in conduct which is likely to injure the business and/or reputation of MetLife and/or any Associated Company regardless of location.

c.
In the event you seek or obtain employment or another business affiliation with any person or entity within eighteen (18) months following the Termination Date, you agree to inform that person or entity in writing of the terms and conditions of this Paragraph 3.

4.It is specifically agreed and understood that in the event you violate any of the restrictions contained in Paragraph 3 above, the Company will be entitled to recover an appropriate amount from you in damages to compensate it for your breach and any injury caused to MetLife or its worldwide business. You understand and agree that such damages may exceed the amount of the Settlement Payment referenced in Paragraph 2. You also agree to pay the Company's reasonable attorneys' fees and other expenses incurred to enforce this Agreement.

5.You agree that neither you nor your agents, attorneys, or representatives will publish, publicize, or reveal any Company information obtained by you, your agents, attorneys, or representatives that relates to: (i) your employment with MetLife, (ii) any claims that were raised or could have been raised in any action up to and including the Effective Date of this Agreement, or (iii) the facts underlying any such claims. You further agree that neither you nor your agents, attorneys, or representatives will communicate in any way to any former, present, or future employees of MetLife or to any person or corporation, including any regulatory agency, any information that relates to your employment or to any claims which could have been raised in any action in connection your employment unless required by law to do so. Notwithstanding the other terms of this Paragraph, you agree to cooperate with MetLife or its counsel to provide information and/or testimony in connection with any investigations or legal actions in which MetLife (or any of its affiliated entities) is a party or has an interest.

6.This Agreement is confidential. You agree that you will not disclose its contents to anyone, other than your spouse (if any) and legal advisor.

7.If any provision of this Agreement is held under the law to be illegal, void or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of any other provision of this Agreement; provided, however, that upon any legal finding that the covenant and release provided in Paragraph 1 above

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is illegal, void, or unenforceable, you agree to execute a release and/or waiver of the same scope as the release provided in Paragraph 1 that is legal and enforceable within five (5) days of MetLife offering you such a release and/or waiver, and that if you fail to do so that you will return promptly to MetLife the full amount of the consideration paid under this Agreement to you (or you authorize the deduction of said amount from the Schmidt Deferred Compensation Plan.

8.You affirm that this Agreement may not be changed except in a writing that specifically references this Agreement and that is signed by you and an executive officer of MetLife. This Agreement constitutes the full understanding between the Parties with respect to issues relating to the matters discussed herein, including the Benefits Dispute. You affirm that no other promises or agreements of any kind have been made to you by any person or entity whatsoever to cause you to sign this Agreement, and that you fully understand the meaning and intent of this Agreement.

9.This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of New York, New York, USA.

By signing, MetLife and Oscar Schmidt confirm and acknowledge that they have received, read, understood and agreed to this Agreement.

IN WITNESS WHEREOF the Parties have executed this Agreement on the day and year signed below:
For and on behalf of:
METLIFE GROUP, INC.
By:    /s/Michael Nardone
Michael Nardone
Vice President, Americas Human Resources
Dated:    11/19/13

OSCAR ALBERTO SCHMIDT

By    /s/Oscar Schmidt
Oscar Schmidt

Dated:    11/19/13